EXHIBIT 10.2
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of February 1, 2006, by and between [name] (“Director”) and West Coast Bancorp, an Oregon corporation (“Bancorp”), and West Coast Bank, an Oregon state-chartered bank and wholly-owned subsidiary of Bancorp (“WCB”).
RECITALS
     WHEREAS, Director is a director of Mid-Valley Bank, an Oregon state-chartered bank with its principal place of business in Woodburn, Oregon (“Mid-Valley”); and
     WHEREAS, Bancorp and Mid-Valley have proposed to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Bancorp, WCB, and Mid-Valley, and Director will receive such consideration as is set forth in the Merger Agreement for all of Director’s shares of common stock of Mid-Valley and options to purchase such shares; and
     WHEREAS, in order to induce Bancorp and WCB to enter into the Merger Agreement and to minimize the risk that Bancorp and WCB will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his or her activities in accordance with the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration and with an intent to be legally bound, the parties agree as follows:
     1. AGREEMENT NOT TO COMPETE. Director agrees that for the period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the first anniversary of the Closing Date, Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any corporation, bank, or other entity or business that engages in any activity closely and customarily associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation (“Restricted Business”) within Clackamas or Marion Counties in the state of Oregon; provided, that this provision shall not prohibit Director from owning bonds, preferred stock and up to 5 percent of the outstanding shares of common stock of any such entity.
     2. NO SOLICITATION. Director further agrees that he or she shall not, directly or indirectly, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, and shall not cause or induce any corporation, partnership, limited liability company or other entity to, (i) solicit any client or prospective client of Mid-Valley whose identity became known to Director as part of his or her relationship with Mid-Valley (a “Client”) for any purpose with respect to a Restricted Business or encourage any such person to reduce or refrain from doing any business with Mid-Valley or WCB, (iii) interfere with or damage any relationship between WCB or its affiliates and a Client, or (iv) solicit or encourage anyone who is an employee of WCB from and after the Closing Date to resign or to apply for or accept employment with, or to act as an agent for, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation or to prohibit Director from soliciting any person whose employment has been terminated by Mid-Valley or WCB.
     3. SPECIFIC PERFORMANCE. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that, in addition to any other rights or remedies which may be available, Bancorp and WCB will be entitled to equitable and injunctive relief to restrain Director from violating any provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Agreement specifically enforced against Director, without the necessity of posting bond or other security. In the event that the provisions of this Agreement are deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law.
     4. TERMINATION OF AGREEMENT. This Agreement shall terminate on the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any other obligations or liabilities hereunder.
     5. MISCELLANEOUS.
          a. Survival. This Agreement will survive any termination of Director’s service as a director of Mid-Valley.
          b. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.
          c. Assignment. This Agreement may not be assigned without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement will be binding upon, inure solely to the benefit of, and be enforceable by the parties and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is not intended to confer upon any person, other than the parties, any rights or remedies of any nature.
          d. Modifications. This Agreement may not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.
          e. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Oregon without regard to any conflicts of law principles thereof.
          f. Counterparts. This Agreement may be executed in counterparts or by facsimile, each of which will have the same effect as an original, and all of which will constitute one and the same agreement.

          g. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bancorp or WCB, to:

West Coast Bancorp
5335 S.W. Meadows Road, Suite 201
Lake Oswego, Oregon 97035
Facsimile: (503)684-0781
Attention: Robert D. Sznewajs President and Chief Executive Officer

with copies to:

Miller Nash LLP
111 S.W. Fifth Avenue, Suite 3400
Portland, Oregon 97204
Facsimile: (503)224-0155
Attention: Mary Ann Frantz, Esq.

If to Director, to the address noted on the signature page hereto.
          h. Attorney’s Fees. The prevailing party in any litigation or other proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel relating to or arising out of (a) the proceeding and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the proceeding, or any appeal therof.
     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

DIRECTOR:	WEST COAST BANCORP
By

Name	Its

Address for Notices:	WEST COAST BANK
By

Its